SCHEDULE 14A INFORMATION

(Rule 14a-101)

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF

THE SECURITIES EXCHANGE ACT OF 1934

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DESIGN WITHIN REACH, INC.

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DESIGN WITHIN REACH, INC.

225 Bush Street, 20th Floor

San Francisco, California 94104

NOTICE OF ANNUAL MEETING OF

STOCKHOLDERS AND PROXY STATEMENT

To the Stockholders of Design Within Reach, Inc.:

Notice is hereby given that the Annual Meeting of the Stockholders of Design Within Reach, Inc. will be held on June 7, 2005 at 4:00 p.m. at the Company’s corporate offices at 225 Bush Street, 20th Floor, San Francisco, California 94104, for the following purposes:

1.	To elect two directors for a three-year term to expire at the 2008 Annual Meeting of Stockholders. Our present Board of Directors has nominated and recommends for election as director the following persons:

John Hansen

Hilary Billings

2.	To ratify the selection of Grant Thornton LLP as our independent auditors for the fiscal year ending December 31, 2005.

3.	To transact such other business as may be properly brought before our Annual Meeting or any adjournment thereof.

Our Board of Directors has fixed the close of business on April 26, 2005 as the record date for the determination of stockholders entitled to notice of and to vote at our Annual Meeting and at any adjournment or postponement thereof.

Accompanying this Notice is a Proxy. Whether or not you expect to be at our Annual Meeting, please complete, sign and date the enclosed Proxy and return it promptly. If you plan to attend our Annual Meeting and wish to vote your shares personally, you may do so at any time before the Proxy is voted.

All stockholders are cordially invited to attend the meeting.

By Order of the Board of Directors,

Wayne Badovinus President and Chief Executive Officer

San Francisco, California

April 29, 2005

DESIGN WITHIN REACH, INC.

225 Bush Street, 20th Floor

San Francisco, California 94104

PROXY STATEMENT

The Board of Directors of Design Within Reach, Inc., a Delaware corporation, is soliciting the enclosed Proxy for use at our Annual Meeting of Stockholders to be held on June 7, 2005 at 4:00p.m. at the Company’s corporate offices at 225 Bush Street, 20th Floor, San Francisco, California 94104, and at any adjournments or postponements thereof. This Proxy Statement will be first sent to stockholders on or about May 7, 2005.

All stockholders who find it convenient to do so are cordially invited to attend the meeting in person. In any event, please complete, sign, date and return the Proxy in the enclosed envelope.

A proxy may be revoked by written notice to the Secretary of our company at any time prior to the voting of the proxy, or by executing a later proxy or by attending the meeting and voting in person. Unrevoked proxies will be voted in accordance with the instructions indicated in the proxies, or if there are no such instructions, such proxies will be voted (1) for the election of our Board of Directors’ nominees for director and (2) for ratification of the selection of Grant Thornton LLP as our independent auditors. Shares represented by proxies that reflect abstentions or include “broker non-votes” will be treated as present and entitled to vote for purposes of determining the presence of a quorum. Abstentions and “broker non-votes” do not constitute a vote “for” or “against” any matter and thus will be disregarded in the calculation of “votes cast.”

Stockholders of record at the close of business on April 26, 2005 (the “Record Date”) will be entitled to vote at the meeting or vote by proxy using the enclosed proxy card. As of that date, 13,751,411 shares of our common stock, par value $0.001 per share, were outstanding. Each share of our common stock is entitled to one vote. A majority of the outstanding shares of our common stock entitled to vote, represented in person or by proxy at our Annual Meeting, constitutes a quorum. A plurality of the votes of the shares present in person or represented by proxy at our Annual Meeting and entitled to vote on the election of directors is required to elect directors, and a majority of the shares present in person or represented by proxy and entitled to vote thereon is required for the ratification of the selection of Grant Thornton LLP as our independent auditors for the fiscal year ending December 31, 2005.

The cost of preparing, assembling and mailing the Notice of Annual Meeting, Proxy Statement and Proxy will be borne by us. In addition to soliciting proxies by mail, our officers, directors and other regular employees, without additional compensation, may solicit proxies personally or by other appropriate means. It is anticipated that banks, brokers, fiduciaries, other custodians and nominees will forward proxy soliciting materials to their principals, and that we will reimburse such persons’ out-of-pocket expenses.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors currently consists of eight members. Our Amended and Restated Certificate of Incorporation provides for the classification of our Board of Directors into three classes, as nearly equal in number as possible, with staggered terms of office and provides that upon the expiration of the term of office for a class of directors, nominees for such class shall be elected for a term of three years or until their successors are duly elected and qualified. At this meeting, two nominees for director are to be elected as Class I directors. The nominees are John Hansen and Hilary Billings, who are each members of our present Board of Directors. The Class II and Class III directors have one year and two years, respectively, remaining on their terms of office.

A plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors is required to elect directors. If no contrary indication is made, Proxies in the accompanying form are to be voted for our Board of Directors’ nominees or, in the event any of such nominees is not a candidate or is unable to serve as a director at the time of the election (which is not currently expected), for any nominee who shall be designated by our Board of Directors to fill such vacancy.

Information Regarding Directors

The information set forth below as to the nominees for director has been furnished to us by the nominees:

Nominees for Election to the Board of Directors

For a Three-Year Term Expiring at the

2008 Annual Meeting of Stockholders

Name	Age	Present Position with the Company
John Hansen	45	Chairman

Hilary Billings	41	Director

John Hansen.    Mr. Hansen has served as the chairman of our board of directors since November 2003 and as a member of our board of directors since November 1998. Since March 1998, Mr. Hansen has served as president of JH Partners, LLC, a private equity firm formerly known as Jesse.Hansen&Co. Mr. Hansen is currently a member of the boards of directors of Sagus International, Inc., a manufacturer and supplier of educational furnishings; NapaStyle, Inc., a multi-channel retailer of food and lifestyle products; MD Beauty, Inc., a retailer of cosmetic and skin care products; and Six Degrees Records, Ltd., an independent music label, each of which is privately held. Mr. Hansen holds an A.B. from Harvard College, an M.B.A. from Harvard Business School and a J.D. from University of California, Berkeley.

Hilary Billings.    Ms. Billings has served as a member of our board of directors since November 2003. Since April 2003, Ms. Billings has served as brand strategist of RedEnvelope, Inc., an Internet retailer of upscale gifts. From February 2000 to April 2003, Ms. Billings served as chief marketing officer and chairman of the board of RedEnvelope, Inc. From June 1999 to February 2000, Ms. Billings served as chief executive officer of RedEnvelope, Inc. From May 1999 to June 1999, Ms. Billings served as chief merchandising officer of RedEnvelope, Inc. From July 1997 to May 1999, Ms. Billings served as senior vice president of brand design for Starwood Hotels & Resorts Worldwide, Inc., a hotel and leisure company. Ms. Billings is currently a member of the boards of directors of Peet’s Coffee and Tea, Inc., a publicly held coffee and tea retailer, and Hanna Andersson, Inc., a privately held multi-channel specialty apparel company. Ms. Billings holds a B.A. from Brown University.

Members of the Board of Directors Continuing in Office

Term Expiring at the

2006 Annual Meeting of Stockholders

Name	Age	Present Position with the Company
Robert Forbes, Jr.	53	Founder and Director

Edward Freidrichs	60	Director

Terry Lee	55	Director

Robert Forbes, Jr.    Mr. Forbes is our founder and has served as a member of our board of directors since November 1998. From July 1999 to May 2000, Mr. Forbes served as our chief executive officer. From November 1995 to January 1998, Mr. Forbes served as Vice President Business Development of Smith Hawken Ltd., a retailer of outdoor furniture, gardening tools, work wear, plants and accessories. Mr. Forbes is currently a member of the board of directors of the San Francisco Jazz Festival, a non-profit organization, and the International Design Conference at Aspen, a non-profit organization. Mr. Forbes holds a B.A. in Aesthetic Studies from the University of California Santa Cruz, an M.F.A. in Design from the State University of New York and an M.B.A. from Stanford University.

Edward Friedrichs.    Mr. Friedrichs has served as a member of our board of directors since July 2000. From October 2000 to September 2003, Mr. Friedrichs served as president and chief executive officer of Gensler…Architecture, Design & Planning Worldwide, a global architectural, design and strategic consulting firm. From October 1995 to October 2000, Mr. Friedrichs served as president of Gensler…Architecture, Design & Planning Worldwide. Mr. Friedrichs is currently a member of the board of overseers of the University of Pennsylvania School of Design and a member of the executive boards of the San Francisco Council and the Boy Scouts of America, a non-profit organization. Mr. Friedrichs holds a B.A. from Stanford University and an M.A. in Architecture from the University of Pennsylvania.

Terry Lee.    Mr. Lee has served as a member of our board of directors since November 2003. Mr. Lee is currently co-chairman of Bell Sports Corp., a private company that sells bicycle helmets and accessories, a position he has held since April 2001; executive chairman of Bay Travelgear, Inc., a private company that sells Arctic Zone coolers and lunch kits, luggage and sport bags, a position he has held since August 2001; and chief executive officer of Bell Automotive Products, Inc., a private company that sells automotive accessories, a position he has held since February 2000. From January 2001 to May 2001, Mr. Lee served as chief executive officer of Bell Sports Corp. From August 2000 to January 2001, Mr. Lee served as a member of the board of directors of Bell Sports Corp. From August 1998 to August 2000, Mr. Lee served as chairman of the board of directors of Bell Sports Corp. Mr. Lee is also currently a member of the board of directors of Tailwind Sports Marketing, Inc., a company that owns the U.S. Postal Pro Bicycle Team, The Boys and Girls Club of Metropolitan Phoenix, a non profit organization, and USA Cycling, the national governing body for the sport of bicycling. Mr. Lee attended The University of Utah and Weber State College on a non-matriculated basis.

Term Expiring at the

2007 Annual Meeting of Stockholders

Name	Age	Present Position with the Company
Wayne Badovinus	61	President, Chief Executive Officer, and Director

William McDonagh	48	Director

Lawrence Wilkinson	55	Director

Wayne Badovinus.    Mr. Badovinus has served as our president and chief executive officer since May 2000 and as a member of our board of directors since November 1998, and has served as our acting chief financial officer since February 2005. Mr. Badovinus has also served as a senior operating partner for JH Partners, LLC, a San Francisco-based private equity firm since April 2004. From September 1998 to May 2000, Mr. Badovinus served on the faculty of Green Mountain College. Mr. Badovinus is currently a member of the board of directors of NapaStyle, Inc., a multi-channel retailer of food and lifestyle products. Mr. Badovinus holds a B.A. from the University of Washington.

William McDonagh.    Mr. McDonagh has served as a member of our board of directors since March 2004. Mr. McDonagh is currently a partner of WaldenVC, a venture capital firm, since September 2000, and has been a management consultant since January 1999. From April 1994 to March 1998, Mr. McDonagh served as president and chief operating officer of Broderbund Software, Inc., a company that develops and markets computer software. Mr. McDonagh is currently a member of the board of directors of Carlston Family Foundation, a charitable organization supporting education and teachers in California. Mr. McDonagh holds a B.B.A. in accounting from the University of Notre Dame and an M.B.A. from Golden Gate University.

Lawrence Wilkinson.    Mr. Wilkinson has served as a member of our board of directors since May 2000. Mr. Wilkinson is currently the chairman of Heminge & Condell, a provider of corporate strategic counsel and venture design services, a position he has held since November 1997, and co-founder of and counsel to Global Business Network, a strategic consulting organization, a position he has held since November 1987. Mr. Wilkinson co-founded Oxygen Media, Inc. in June 1998, and served as its vice-chairman until January 2002. Mr. Wilkinson serves on the boards of Oxygen Media, Inc. and Ealing Studios, Ltd. He is a director of Public Radio International, a non-profit organization, and a member of the Board of Visitors of Davidson College. Mr. Wilkinson holds a B.A. from Davidson College, an M.B.A. from Harvard Business School and a B.Phil. from Oxford University.

Board Meetings

Our Board of Directors held three regularly scheduled meetings and six special telephonic meetings during 2004. No director who served as a director during the past year attended fewer than 75% of the aggregate of the total number of meetings of our Board of Directors and the total number of meetings of committees of our Board of Directors on which he or she served.

Committees of the Board

Compensation Committee.    The compensation committee is comprised of Edward Friedrichs, who serves as its chairman, and Hilary Billings, each of whom is an independent director for the purposes of the federal securities laws and the Nasdaq Rules. The compensation committee held no meetings during 2004 and held one meeting in 2005 prior to distribution of this Proxy Statement. The functions of this committee include reviewing and recommending to the Board of Directors the compensation and benefits of all of our executive officers, administering our stock option plans and establishing and reviewing general policies relating to compensation and benefits of our employees.

Audit Committee.    The audit committee is comprised of William McDonagh, who serves as its chairman, Terry Lee and Lawrence Wilkinson. Each of these directors is “independent” as defined under and required by the federal securities laws, including Rule 10A-3(b)(i) under the Securities Exchange Act of 1934 and the Nasdaq Rules. In addition, our board of directors has determined that William McDonagh qualifies as an “audit committee financial expert” under the federal securities laws. The audit committee held four meetings, including telephonic meetings, during 2004. The audit committee is governed by a written charter approved by our Board of Directors, a copy of which is included as Annex A to this proxy statement. The functions of this committee include reviewing and monitoring our financial statements and internal accounting procedures, recommending the selection of independent auditors by our Board of Directors, evaluating the scope of the annual audit, reviewing audit results, consulting with management and our independent auditor prior to presentation of financial statements to stockholders and, as appropriate, initiating inquiries into aspects of our internal accounting controls and financial affairs. Both our independent auditors and internal financial personnel regularly meet privately with the audit committee and have unrestricted access to this committee.

Nominating and Corporate Governance Committee.    The nominating and corporate governance committee is comprised of Lawrence Wilkinson, who serves as its chairman, Edward Friedrichs and Hilary Billings, each of whom is an independent director for the purposes of the federal securities laws and the Nasdaq Rules. The nominating and corporate governance committee held no meetings during 2004 and held one meeting in 2005 prior to the distribution of this Proxy Statement. The functions of this committee include identifying prospective board candidates, recommending nominees for election to our Board of Directors, developing and recommending board member selection criteria, considering committee member qualification, recommending corporate governance principles to the Board of Directors, and providing oversight in the evaluation of the Board of Directors and each committee.

Director Nomination Process

Director Qualifications

In evaluating director nominees, the nominating and corporate governance committee considers, among others, the following factors:

•	the appropriate size of our Board of Directors;

•	personal and professional integrity, ethics and values;

•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•	experience in our industry;

•	experience as a board member of another publicly held company; and

•	other relevant experience.

The nominating and corporate governance committee’s goal is to assemble a Board of Directors that brings to our company a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the nominating and corporate governance committee also considers candidates with appropriate non-business backgrounds.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the nominating and corporate governance committee may also consider such other facts as it may deem are in the best interests of our company and our stockholders. The nominating and corporate governance committee does, however, believe it appropriate for at least one member of our Board of Directors to meet the criteria for an “audit committee financial expert” as defined by Securities and Exchange Commission rules, and that a majority of the members of our Board of Directors meet the definition of “independent director” under the Nasdaq Stock Market qualification standards. The nominating and corporate governance committee also believes it appropriate for certain key members of our management to participate as members of our Board of Directors.

Identification and Evaluation of Nominees for Directors

The nominating and corporate governance committee identifies nominees for director by first evaluating the current members of our Board of Directors willing to continue in service. Current members with qualifications and skills that are consistent with the nominating and corporate governance committee’s criteria for Board of Directors service and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of our Board of Directors with that of obtaining a new perspective. If any member of our Board of Directors does not wish to continue in service or if our Board of Directors decides not to re-nominate a member for re-election, the nominating and corporate governance committee identifies the desired skills and experience of a new nominee in light of the criteria above. The nominating and corporate governance committee generally polls our Board of Directors and members of management for their recommendations. The nominating and corporate governance committee may also review the composition and qualification of the Boards of Directors of our competitors, and may seek input from industry experts or analysts. The nominating and corporate governance committee reviews the qualifications, experience and background of the candidates. Final candidates are interviewed by our independent directors and executive management. In making its determinations, the nominating and corporate governance committee evaluates each individual in the context of our Board of Directors as a whole, with the objective of assembling a group that can best perpetuate the success of our company and represent stockholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the nominating and corporate governance committee makes its recommendation to our Board of Directors. Historically, the nominating and corporate governance committee has not relied on third-party search firms to identify Board of Directors candidates. The nominating and corporate governance committee may in the future choose to do so in those situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate.

The nominating and corporate governance committee evaluates nominees recommended by stockholders in the same manner as it evaluates other nominees. We have not received director candidate recommendations from our stockholders and do not have a formal policy regarding consideration of such recommendations. However, any recommendations received from stockholders will be evaluated in the same manner that potential nominees suggested by board members, management or other parties are evaluated. Stockholders wishing to suggest a candidate for director should write to our company’s corporate secretary. In order to be considered, the recommendation for a candidate must include the following written information: (i) the stockholders’ name and contact information; (ii) a statement that the writer is a stockholder and is proposing a candidate for consideration by the nominating and corporate governance committee; (iii) the name of and contact information for the candidate and a statement that the candidate is willing to be considered and serve as a director, if nominated and elected; (iv) a statement of the candidate’s business and educational experience; (v) information regarding each of the factors listed above, other than that regarding Board of Directors size and composition, sufficient to enable the nominating and corporate governance committee to evaluate the candidate; (vi) a statement of the value that the candidate would add to our Board of Directors; (vii) a statement detailing any relationship between the candidate and any customer, supplier or competitor of our company; (viii) detailed information about any relationship or understanding between the proposing stockholder and candidate; and (ix) a list of three character references, including complete contact information for such references. In order to give the committee sufficient time to evaluate a recommended candidate, the recommendation should be received by our corporate secretary at our principal executive offices not later than 120th calendar day before the one year anniversary of the date our proxy statement was mailed to stockholders in connection with the previous year’s annual meeting of stockholders.

Communications with our Board of Directors

Our stockholders may send correspondence to our Board of Directors c/o Corporate Secretary at Design Within Reach, Inc., 225 Bush Street, 20th Floor, San Francisco, California 94104. Our corporate secretary will review all correspondence addressed to our Board of Directors, or any individual director, for any inappropriate correspondence and correspondence more suitably directed to management. Our corporate secretary will forward appropriate stockholder communications to our Board of Directors prior to the next regularly scheduled meeting of our Board of Directors following the receipt of the communication. Our corporate secretary will summarize all correspondence not forwarded to our Board of Directors and make the correspondence available to our Board of Directors for its review at our Board of Director’s request.

Code of Ethics

Our company has established a Code of Ethics that applies to our officers, directors and employees. The Code of Ethics contains general guidelines for conducting the business of our company consistent with the highest standards of business ethics, and is intended to qualify as a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and Item 406 of Regulation S-K.

Corporate Governance Documents

Our company’s corporate governance documents, including the Audit Committee Charter, Compensation Committee Charter, Nominating and Corporate Governance Committee Charter and Code of Ethics, are available, free of charge, on our website at www.dwr.com. Please note, however, that the information contained on the website is not incorporated by reference in, or considered part of, this Proxy Statement. We will also provide copies of these documents, free of charge, to any stockholder upon written request to Secretary, Design Within Reach, Inc., 225 Bush Street, 20th Floor, San Francisco, California 94104.

Report of the Audit Committee

The audit committee oversees our financial reporting process on behalf of our Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed the audited financial statements in our Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The audit committee reviewed with Grant Thornton LLP, who are responsible for expressing an opinion on the conformity of these audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards. In addition, the audit committee has discussed with Grant Thornton LLP their independence from management and our company, has received from Grant Thornton LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1, and has considered the compatibility of non-audit services with the auditors’ independence.

The audit committee discussed with Grant Thornton LLP the overall scope of their audit. The audit committee met with Grant Thornton LLP, with and without management present, to discuss the results of their examination, their evaluation of our internal controls and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the audit committee has recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended January 1, 2005 for filing with the Securities and Exchange Commission. The audit committee and our Board of Directors also have recommended, subject to stockholder approval, the ratification of the selection of Grant Thornton LLP as our independent auditors for 2005.

This report of the audit committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

The foregoing report has been furnished by the audit committee.

William McDonagh, Chairman

Terry Lee

Lawrence Wilkinson

Compensation of Directors

During fiscal year 2003, we did not compensate our non-employee directors for their service on our board of directors. In January 2004, we granted each of our independent directors, Ms. Billings, Mr. Friedrichs, Mr. Lee and Mr. Wilkinson, an option to purchase 30,000 shares of our common stock under our 1999 Stock Plan. Such option grants have an exercise price of $4.50 and will vest in three equal annual installments commencing on the first anniversary of the date of grant. In March 2004, we granted Mr. McDonagh, upon joining our board of directors, an option to purchase 30,000 shares of our common stock under our 1999 Stock Plan. Such option grant has an exercise price of $7.00 and will vest in three equal installments commencing on the first anniversary of the date of the grant. We did not otherwise compensate our non-employee directors during fiscal year 2004.

In February 2005, we granted John Hansen, our Chairman of the Board of Directors, two stock options to purchase an aggregate of 75,000 shares of our common stock pursuant to our 2004 Equity Incentive Award Plan. Both options have an exercise price of $14.68 and have ten-year terms. One option to purchase 30,000 shares of common stock was immediately vested as to one-third of the shares covered by the option, with the balance to vest in equal installments on the first and second anniversaries of the grant date. The other option covers 45,000 shares of common stock and will vest in three equal annual installments commencing on the first anniversary of the grant date.

We will compensate new non-employee directors for their service on our board of directors with an initial grant of an option to purchase 30,000 shares of our common stock under our 2004 Equity Incentive Award Plan, which will vest in three equal annual installments commencing on the first anniversary of the date of grant. We intend to compensate non-employee directors for their service on our board of directors with an annual grant of an option to purchase 10,000 shares of our common stock under our 2004 Equity Incentive Award Plan, which will vest in full on the first anniversary of the date of grant. Options granted to non-employee directors will have an exercise price equal to the fair market value of our common stock on the date of grant. We also reimburse our non-employee directors for their reasonable expenses incurred in attending board meetings. Directors who are also employees of our company do not receive any additional compensation for board service.

Director Attendance at Annual Meetings

Although our company does not have a formal policy regarding attendance by members of our Board of Directors at our Annual Meeting, we encourage all of our directors to attend. We were incorporated in California in November 1998, and we reincorporated in Delaware in March 2004. We did not hold an annual meeting in 2004.

Our Board of Directors unanimously recommends a vote “FOR” each nominee listed above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of April 14, 2005 regarding the beneficial ownership of our common stock by (a) each person known to our Board of Directors to own beneficially 5% or more of our common stock, (b) each director of our company, (c) the named executive officers (as defined below), and (d) all of our directors and executive officers as a group. Information with respect to beneficial ownership has been furnished by each director, officer or 5% or more stockholder, as the case may be. The address for all executive officers and directors is c/o Design Within Reach, Inc., 225 Bush Street, 20th Floor, San Francisco, California 94104.

Percentage of beneficial ownership is calculated based upon 13,742,293 shares of common stock which were outstanding as of April 14, 2005. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and includes shares of our common stock issuable pursuant to the exercise of stock options, warrants or other securities that are immediately exercisable or convertible or exercisable or convertible within 60 days of April 14, 2005. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percentage of Shares Beneficially Owned
5% Stockholders:
Stephen F. Mandel, Jr. and affiliates (2)	1,068,258	7.8%
Credit Suisse Asset Management, LLC (3)	868,300	6.3
Granite Capital, L.P. and affiliates (4)	759,197	5.5

Directors and Named Executive Officers:
Wayne Badovinus	489,216	3.5
Robert Forbes, Jr.	1,093,800	8.0
Vincent Barriero	80,172	*
John Ball (5)	72,185	*
Ray Brunner	69,227	*
David Barnard (6)	100,000	*
John Hansen (7)	522,941	3.8
Hilary Billings	35,000	*
Edward Friedrichs (8)	53,985	*
Terry Lee	48,571	*
William McDonagh	30,000	*
Lawrence Wilkinson	55,000	*
All executive officers and directors as a group (15 persons) (9)	2,908,488	19.6

*	Represents beneficial ownership of less than 1% of our outstanding common stock.
(1)	The following table indicates the number of shares subject to options exercisable within sixty (60) days of April 14, 2005, held by individuals listed in the table above:

Name of Beneficial Owner	Shares Subject to Options Exercisable Within 60 Days
Directors and Named Executive Officers:
Wayne Badovinus	300,000
Robert Forbes, Jr.	—
Vincent Barriero	30,172
John Ball	72,185

Name of Beneficial Owner	Shares Subject to Options Exercisable Within 60 Days
Ray Brunner	69,227
David Barnard	—
John Hansen	75,000
Hilary Billings	35,000
Edward Friedrichs	45,000
Terry Lee	30,000
William McDonagh	30,000
Lawrence Wilkinson	45,000
All executive officers and directors as a group (15 persons. Does not include shares subject to options held by John Ball and David Barnard, who are no longer our executive officers.)	1,089,275

(2)	Stephen F. Mandel, Jr. and affiliates’ address is Two Greenwich Plaza, Greenwich, Connecticut 06830. Information is based on a Schedule 13G filed with the SEC by Stephen F. Mandel, Jr. and affiliates on March 17, 2005. Stephen F. Mandel, Jr. has shared investment and voting power with respect to all such shares, Lone Spruce, L.P. has shared investment and voting power with respect to 38,457 such shares, Lone Balsam, L.P. has shared investment and voting power with respect to 84,393 such shares, Lone Sequoia, L.P. has shared investment and voting power with respect to 70,505 such shares, Lone Pine Associates LLC has shared investment and voting power with respect to 193,355 such shares, and Lone Pine Capital LLC has shared investment and voting power with respect to 874,903 such shares.
(3)	Credit Suisse Asset Management, LLC’s address is 466 Lexington Avenue, New York, NY 10017. Information is based on a Schedule 13G/A filed with the SEC by Credit Suisse Asset Management, LLC on February 17, 2005. Credit Suisse Asset Management, LLC has sole investment and voting power with respect to all such shares.
(4)	Granite Capital, L.P. and affiliates’ address is 126 East 56th Street, 25th Floor, New York, New York 10022. Information is based on a Schedule 13G filed with the SEC by Granite Capital, L.P. and affiliates on April 11, 2005. Granite Capital, L.P. has shared investment and voting power with respect to 327,700 such shares, Granite Capital II, L.P. has shared investment and voting power with respect to 22,500 such shares, Granite Capital Opportunity Fund L.P. has shared investment and voting power with respect to 62,039 such shares, Granite Capital Opportunity Fund II, L.P. has shared investment and voting power with respect to 95,791 such shares, Granum Value Fund has shared investment and voting power with respect to 122,323 such shares, Granite Capital, L.L.C. has shared investment and voting power with respect to 514,030 such shares, Granum Capital Management, L.L.C. has shared investment and voting power with respect to 122,323 such shares, Granite Capital Management L.P. has shared investment and voting power with respect to 122,844 such shares, Laurence Zuriff has shared investment and voting power with respect to 280,674 such shares, Lewis M. Eisenberg has shared investment and voting power with respect to all such shares, and Walter F. Harrison, III has shared investment and voting power with respect to all such shares.
(5)	Mr. Ball became one of our Regional Sales Directors in August 2004 and is no longer one of our executive officers.
(6)	Mr. Barnard resigned from his position with us on February 18, 2005.
(7)	Includes (i) 325,593 shares held by Siberia Investment Company, LLC and (ii) 122,348 shares held by Monte Savello, L.P. Mr. Hansen is the President of JH Partners LLC, the Manager of the General Partner (Hansen GP LLC) of Monte Savello, LP and the Manager of Siberia Investment Company, LLC. Mr. Hansen disclaims beneficial ownership of the shares held by Monte Savello, LP and Siberia Investment Company, LLC, except to the extent of his pecuniary interest in such shares, if any.
(8)	Includes 28,985 shares held by Edward C. Friedrichs & Patricia A. Friedrichs Revocable Trust dated 8/23/03. Edward Friedrichs is a trustee and beneficiary under this trust.
(9)	Includes 1,089,275 shares subject to options exercisable within 60 days of April 14, 2005 held by our executive officers and directors. Does not include shares and shares subject to options held by John Ball and David Barnard, who are no longer our executive officers.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Our Executive Officers

The following table sets forth information as to persons who serve as our executive officers as of April 14, 2005.

Name	Age	Position
Wayne Badovinus	61	President, Chief Executive Officer, acting Chief Financial Officer and Director

Robert Forbes, Jr.	53	Founder and Director

Vincent Barriero	56	Chief Information Officer

Ray Brunner	57	Vice President—Real Estate and Construction

Wanda Gierhart	40	Chief Marketing Officer

Carmela Krantz	42	Vice President—Human Resources

Tara Poseley	39	Vice President—Merchandising

Laura Sites-Reynolds	44	Vice President—Inventory Management

Elizabeth Rivera	45	Vice President—Studios

Benjamin Dixon	26	Controller and Secretary

For information on Messrs. Badovinus and Forbes, see “Proposal 1—Election of Directors.”

Vincent Barriero.    Mr. Barriero has served as our chief information officer since July 2000. From May 1999 to May 2000, Mr. Barriero served as chief information officer of Tavolo, Inc., an Internet retailer of cooking and gourmet food items. From August 1997 through April 1999, Mr. Barriero served as vice president of information systems of Kendall-Jackson Wine Estates Ltd., a producer of premium wines. Mr. Barriero holds a B.A. from St. Mary’s College and an M.B.A. from Pepperdine University.

Ray Brunner.    Mr. Brunner has served as our vice president of real estate and construction since November 2004 and prior to that served as our vice president of studios since April 2002. From June 1993 to April 2002, Mr. Brunner served as president of RGB & Associates, a strategic consulting company. Mr. Brunner holds a B.A. in business administration from Western Connecticut State University.

Wanda Gierhart.    Ms. Gierhart has served as our chief marketing officer since April 2004. Before joining us, from December 1995 to March 2004, Ms. Gierhart served at a number of companies in roles of increasing responsibility from director of direct marketing, director of marketing, vice president of brand and creative group to, most recently, executive vice president of brand and creative group for The Limited, Inc., a specialty retailer of women’s apparel. Ms. Gierhart holds a B.S. in business administration—finance from the University of Nebraska-Lincoln.

Carmela Krantz.    Ms. Krantz has served as our vice president of human resources since April 2002. From September 2000 through January 2002, Ms. Krantz served as vice president of human resources/administration for Reactivity, Inc., a software start-up company. From April 2000 through August 2000, Ms. Krantz served as vice president of human resources for Linuxcare, Inc., a company that provides system management products. From April 1998 through April 2000, Ms. Krantz served as vice president of human resources/corporate administration for Sydran Services, a restaurant franchisee. Ms. Krantz holds a B.A. in speech communication and a B.S. in political science from the University of Nevada at Reno.

Tara Poseley.    Ms. Poseley has served as our vice president of merchandising since August 2004. From December 1989 to July 2004, Ms. Poseley served in various merchandising, product development, planning, production, distribution and strategy positions for The Gap, Inc. and most recently was senior vice president of merchandising for GapKids and babyGap. Ms. Poseley holds a B.S. in retailing from the University of Wisconsin-Madison.

Laura Sites-Reynolds.    Ms. Sites-Reynolds has served as our vice president of inventory management since May 2000. From February 2000 to May 2000, Ms. Sites-Reynolds served as a consultant to, and from September 1998 to February 2000, as vice president of planning of, HomeChef Inc., a cooking school and retailer of kitchen supplies and equipment. Ms. Sites-Reynolds holds a B.S. in marketing from San Jose State University.

Elizabeth Rivera.    Ms. Rivera has served as our Vice President of Studios since November 2004. From August 1999 until November 2004, Ms. Rivera served as the Vice President of Stores for Pottery Barn Kids (a division of Williams-Sonoma, Inc.) where she was responsible for opening and operating 83 stores, including staffing, merchandising and financial planning for the stores. Ms. Rivera holds a B.A. from the University of San Francisco.

Benjamin Dixon.    Mr. Dixon has served as our controller since April 2000. Mr. Dixon has also served as our principal accounting officer and secretary since March 2005. From January 1998 to March 2000, Mr. Dixon served as senior accountant for Grant Thornton, LLP, an independent registered accounting firm. Mr. Dixon holds a B.S. in Accounting from Golden Gate University and is an M.B.A. candidate at the University of California, Haas School of Business. Mr. Dixon has informed us that he intends to resign from his position with us in May 2005.

Executive Compensation

The following table shows compensation earned during the fiscal years ended January 1, 2005 and December 27, 2003 by our Chief Executive Officer and our four most highly compensated executive officers for 2004, other than the Chief Executive Officer. We refer to these executives as the named executive officers in this Proxy Statement. The information in the table includes salaries, bonuses, stock options granted and other miscellaneous compensation.

Summary Compensation Table

	Fiscal Year	Annual Compensation				Long-Term Compensation	All Other Compensation
Securities Underlying Options (#)
Name and Principal Position		Salary		Bonus
Wayne Badovinus President and Chief Executive Officer	2004 2003	$ $	400,000 346,500	$ $	— 70,500	50,000 —		— —

Robert Forbes, Jr. Founder	2004 2003	$ $	250,000 204,000	$ $	— 47,000	— —		— —

Vincent Barriero Chief Information Officer	2004 2003	$ $	217,000 205,000	$ $	32,000 38,890	15,000 2,500		— —

John Ball Former Vice President—Merchandising (1)	2004 2003	$ $	215,000 200,000	$ $	— 32,000	15,000 7,000		— —

Ray Brunner Vice President—Real Estate and Construction	2004 2003	$ $	205,000 190,000	$ $	30,000 35,720	15,000 2,000	$	— 8,400	(2)

David Barnard Former Chief Financial Officer (3)	2004 2003	$ $	182,000 165,095	$ $	— 31,960	15,000 —		— —

(1)	Mr. Ball became one of our regional sales directors in August 2004 and is no longer one of our executive officers.
(2)	Consists of temporary housing payments associated with Mr. Brunner’s relocation to Northern California upon joining us.
(3)	Mr. Barnard resigned from his position with us on February 18, 2005.

Option Grants in Fiscal Year 2004

The following table sets forth information regarding grants of stock options to each of the named executive officers during the fiscal year ended January 1, 2005. During the fiscal year ended January 1, 2005, we granted stock options to purchase 633,250 shares of common stock to employees. All options were granted at the fair market value of our common stock, as determined by our board of directors, on the date of grant.

	Individual Grants
	Number of Shares of Common Stock Underlying Options Granted (1)	Percentage of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price Per Share	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (2)
					0%	5%	10%
Wayne Badovinus	50,000	7.90%	$7.00	3/3/2014	$200,000	$545,892	$1,076,588
Robert Forbes, Jr.	—	—	—	—	—	—	—
Vincent Barriero	15,000	2.37%	$7.00	3/3/2014	$60,000	$163,768	$322,968
John Ball	15,000	2.37%	$7.00	3/3/2014	$60,000	$163,768	$322,968
Ray Brunner	15,000	2.37%	$7.00	3/3/2014	$60,000	$163,768	$322,968
David Barnard	15,000	2.37%	$7.00	3/3/2014	$60,000	$163,768	$322,968

(1)	Options are exercisable immediately upon the date of grant and vest in equal monthly installments over four years from the date of grant. Options may be exercised prior to the time such options are vested. All unvested shares are subject to repurchase by us at the exercise price paid for such shares.

(2)	Potential realizable values are calculated based on $11.00, the fair market value of the underlying shares of our common stock on the date of grant, less the per share exercise price. Potential realizable values are net of exercise price, but before taxes associated with exercise. Amounts representing hypothetical gains are those that could be achieved if options are exercised at the end of the option term. The assumed 0%, 5% and 10% rates of stock price appreciation are provided in accordance with rules of the SEC and do not represent our estimate or projection of the future stock price.

Aggregated Option Exercises in Fiscal Year 2004 and Option Values at January 1, 2005

The following table sets forth the number of shares of common stock subject to exercisable and unexercisable stock options held as of January 1, 2005 by each of the named executive officers. The value realized and the value of unexercised in-the-money options at January 1, 2005 is calculated based on $14.55, the fair market value of the underlying shares of our common stock on December 31, 2004 (the last trading day of fiscal year 2004), less the per share exercise price multiplied by the number of shares issued upon exercise of the options.

	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year-End (1)			Value of Unexercised In-the-Money Options at Fiscal Year-End
Name			Exercisable		Unexercisable	Exercisable	Unexercisable
Wayne Badovinus	—	—	550,000	(2)	—	$7,457,500	—
Robert Forbes, Jr.	—	—	—		—	—	—
John Ball	—	—	122,000	(3)	—	$1,590,850	—
Vincent Barriero	—	—	85,500	(4)	—	$1,091,350	—
Ray Brunner	—	—	117,000	(5)	—	$1,531,850	—
David Barnard	—	—	210,000	(6)	—	$2,882,500	—

(1)	The options set forth in the table are exercisable immediately upon the date of grant and vest in equal monthly installments over four years from the date of grant. These options may be exercised prior to the time such options are vested. All unvested shares are subject to repurchase by us at the exercise price paid for such shares.
(2)	Includes 107,292 shares underlying options that were subject to repurchase by us as of January 1, 2005.
(3)	Includes 28,771 shares underlying options that were subject to repurchase by us as of January 1, 2005.
(4)	Includes 19,646 shares underlying options that were subject to repurchase by us as of January 1, 2005.
(5)	Includes 57,104 shares underlying options that were subject to repurchase by us as of January 1, 2005.
(6)	Includes 30,521 shares underlying options that were subject to repurchase by us as of January 1, 2005.

Equity Compensation Plan Information

The following table sets forth information regarding all of our equity compensation plans as of January 1, 2005.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in column (a))

	(a)	(b)	(c)
Equity compensation plans approved by security holders	2,377,544	$3.70	971,359	(1)

Equity compensation plans not approved by security holders	—	—	—

Total	2,377,544	$3.70	971,359	(1)

(1)	Includes 400,000 shares of our common stock available for issuance under our Employee Stock Purchase Plan.

Offer of Employment Letters

We are a party to an offer of employment letter dated February 22, 2000 with Wayne Badovinus. The letter provides that upon a change of control of us, if Mr. Badovinus is terminated or if he is not offered a new position with the acquiring company that is substantially similar to his current position as our Chief Executive Officer, fifty percent of his unvested stock options shall become immediately vested and exercisable and Mr. Badovinus would be paid twelve months base salary either as a lump sum or as salary continuance. The letter also provides that if we terminate the employment of Mr. Badovinus for any reason other than for cause, fifty percent of his unvested stock options shall become immediately vested and exercisable and Mr. Badovinus would be paid twelve months base salary either in a lump sum or as salary continuance.

We are a party to an offer of employment letter dated June 1, 2004 with Tara Poseley. The agreement provides that upon a change of control of us, if Ms. Poseley is terminated or if she is not offered a new position with the acquiring company that is substantially similar to her current position as Vice President of Merchandising, all of her unvested options shall become immediately vested and exercisable and Ms. Poseley would be paid six months base salary as a salary continuance. The letter also provides that if we terminate the employment of Ms. Poseley for any reason other than for cause, she would be paid six months base salary as a salary continuance.

Employee Benefit Plans

1999 Stock Plan

In January 1999, we adopted our 1999 Stock Plan, which was approved by our stockholders in January 1999. The plan allows us to issue incentive and nonstatutory stock options and make restricted stock awards. Our employees, outside directors and consultants are eligible to receive awards under the plan, but only employees may receive incentive stock options. We reserved a total of 3,100,000 shares of our common stock for issuance under the plan. As of April 14, 2005, there were 240,821 shares of our common stock available for issuance under the plan. The plan is administered by our board of directors, or a committee of our board appointed by the board to administer the plan. The board of directors or the committee administering the plan selects the participants who will receive awards and determines the terms and conditions of such awards. Our incentive and nonstatutory stock options and our restricted stock are generally subject to special forfeiture conditions, rights of repurchase, rights of first refusal and other transfer restrictions as the board of directors may determine.

In the event of certain corporate transactions, such as a merger or consolidation, the plan provides for: (1) the continuation of the outstanding options by us if we are the surviving corporation; (2) the assumption of the 1999 Stock Plan and the outstanding options by the surviving corporation or its parent; (3) the substitution by the surviving corporation or its parent of options with substantially the same terms; or (4) the cancellation of the outstanding options without payment of any consideration. In the event of a change in control, the plan provides that: (a) each outstanding award will vest if the repurchase right is not assigned to the entity that employs the optionee immediately after the change in control or its parent or subsidiary; and (b) each outstanding option will become exercisable in full if such options do not remain outstanding, are not assumed by the surviving corporation or its parent and the surviving corporation or its parent does not substitute options with substantially the same terms for such options. A change in control means: (i) the consummation of our merger or consolidation with or into another entity or any other corporate reorganization, if persons who were not our stockholders immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (A) the continuing or surviving entity and (B) any direct or indirect parent corporation of such continuing or surviving entity; or (ii) the sale, transfer or other disposition of all or substantially all of our assets.

2004 Equity Incentive Award Plan

In March 2004, our board of directors adopted our 2004 Equity Incentive Award Plan and it was approved by our stockholders in April 2004. The plan allows us to issue awards of incentive or nonqualified stock options, restricted stock or stock appreciation rights. Our employees, consultants and directors are eligible to receive awards under the plan, but only employees may receive incentive stock options. We initially reserved a total of 500,000 shares of our common stock for issuance under the plan. The reserve automatically increases on each December 31 during the term of the plan by an amount equal to the lesser of (1) 200,000 shares or (2) a lesser amount determined by the board of directors. As of April 14, 2005, there were 215,500 shares of common stock available for issuance under the plan. The plan is administered by our board of directors, or a committee of our board appointed by the board to administer the plan. The board of directors or the committee administering the plan selects the participants who will receive awards and determines the terms and conditions of such awards. Restricted stock is generally subject to forfeiture upon termination of the employee or consultant’s relationship with us for any reason, with exceptions for certain terminations for cause.

In the event of certain corporate transactions, such as a merger or consolidation or sale of all or substantially all of the assets of our company, the plan provides that each outstanding award may, and in some cases will, be assumed or replaced with a comparable award by our successor company or its parent. If the successor company or its parent does not assume or replace the awards, outstanding options will become 100% vested and exercisable immediately before the corporate transaction. To the extent that options accelerate due to a corporate transaction, the restrictions on restricted stock awards will also lapse. In the event of such a corporate transaction or a change in capitalization, the board of directors or the committee administering the plan also has the discretion to make adjustments, where appropriate, with respect to the number and types of shares that may be issued under the plan, the terms and conditions of outstanding awards and the grant or exercise price per share for outstanding awards in order to prevent dilution or enlargement of the benefits or potential benefits we intend to provide under the plan.

Employee Stock Purchase Plan

In March 2004, our board of directors adopted our Employee Stock Purchase Plan and it was approved by our stockholders in April 2004. The plan is designed to allow our eligible employees to purchase shares of common stock, at semi-annual intervals, with their accumulated payroll deductions.

We initially reserved a total of 300,000 shares of our common stock for issuance under the plan. The reserve automatically increases on each December 31 during the term of the plan by an amount equal to the lesser of (1) 100,000 shares or (2) a lesser amount determined by the board of directors.

The plan generally will have a series of successive 12-month offering periods. The first offering period commenced on July 6, 2004 and will end on May 1, 2005.

Individuals whose customary employment is for more than 20 hours per week and who have been continuously employed by us for at least six months may join an offering period on the first day of the offering period or the beginning of any semi-annual purchase period within that period. Individuals who become eligible employees after the start of an offering period may join the plan at the beginning of any subsequent semi-annual purchase period.

Participants may contribute up to 15% of their cash earnings through payroll deductions, and the accumulated deductions will be applied to the purchase shares on each semi-annual purchase date. The purchase price per share will be equal to 85.0% of the fair market value per share on the participant’s entry date into the offering period or, if lower, 85.0% of the fair market value per share on the semi-annual purchase date.

If the fair market value per share of our common stock on any purchase date is less than the fair market value per share on the start date of the 12-month offering period, then that offering period will automatically terminate, and a new 12-month offering period will begin on the next business day. All participants in the terminated offering will be transferred to the new offering period.

In the event of a proposed sale of all or substantially all of our assets, or our merger with or into another company, the outstanding rights under the plan will be assumed or an equivalent right substituted by the successor company or its parent. If the successor company or its parent refuses to assume the outstanding rights or substitute an equivalent right, then all outstanding purchase rights will automatically be exercised prior to the effective date of the transaction. The purchase price will be equal to 85.0% of the market value per share on the participant’s entry date into the offering period in which an acquisition occurs or, if lower, 85.0% of the fair market value per share on the date the purchase rights are exercised.

The plan will terminate no later than the tenth anniversary of the plan’s initial adoption by the board of directors.

401(k) Plan

Effective in 2000, we adopted the Design Within Reach 401(k) plan covering our employees. The 401(k) plan is intended to qualify under Section 401(k) of the Internal Revenue Code of 1986, as amended, so that the contributions to the 401(k) plan by employees, and the investment earning thereon, are not taxable to employees until withdrawn from the 401(k) plan, and so that contributions by us, if any, will be deductible by us for federal income tax purposes when made. Under the 401(k) plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit and to have the amount of such reduction contributed to the 401(k) plan. The 401(k) plan permits, but does not require additional matching contributions to the 401(k) plan by us on behalf of all participants in the 401(k) plan. During fiscal year 2004, we made no contributions to the 401(k) plan.

Compensation Committee Interlocks and Insider Participation

Edward Freidrichs and Hilary Billings serve on the compensation committee of our Board of Directors. No interlocking relationship exists between any member of the compensation committee and any member of any other company’s board of directors or compensation committee.

PERFORMANCE GRAPH

The following graph illustrates a comparison of the total cumulative stockholder return on our common stock since June 30, 2004 to two indices: the Nasdaq Composite Index, U.S. Companies, and the Nasdaq Retail Trade Index. The graph assumes an initial investment of $100 on June 30, 2004. The comparisons in the graph are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of our common stock.

Comparison of Cumulative Total Return on Investment

Since June 30, 2004

	6/30/2004	1/1/2005
Design Within Reach, Inc.	$100.00	$88.56
NASDAQ Retail Trade Index	100.00	112.51
NASDAQ Composite Index	100.00	100.31

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The compensation committee is composed of two directors of our Board of Directors, each of whom is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and an “outside director” within the meaning of Section 162(m) of the Code. The compensation committee receives and approves each of the elements of the executive compensation program of our company and continually assesses the effectiveness and competitiveness of the program. In addition, the compensation committee administers the stock option program and other key provisions of the executive compensation program and reviews with our Board of Directors all aspects of the compensation structure for our company’s executives. Set forth below in full is the Report of the Compensation Committee regarding compensation paid by us to our executive officers during 2004.

Compensation Philosophy

Our executive compensation program is based upon a pay-for-performance philosophy. The executive compensation program is designed to provide value to the executive based on the extent of individual performance, our performance versus budgeted earnings targets and other financial measures, our longer-term financial performance and total return to stockholders. Under this program design, only when expectations are exceeded can incentive payments exceed targeted levels.

Elements of the Executive Compensation Program

Base Salary.    As a general matter, the base salary for each executive is initially established through negotiation at the time the officer is hired, taking into account such officer’s qualifications, experience, prior salary and competitive salary information. Year-to-year adjustments to each executive officer’s base salary is determined by an assessment of her or his sustained performance against her or his individual job responsibilities including, where appropriate, the impact of such performance on our company’s business results, current salary in relation to the salary range designated for the job, experience and potential for advancement.

Annual Incentive Bonuses.    Payments under our annual performance incentive bonus plan are based on achieving personal and corporate goals. Key performance criteria for evaluating executive officers include business and financial objectives, and people and organizational goals, as well as other relevant factors as determined by us with input from the company’s senior management. These criteria change from year to year. Use of corporate goals establishes a direct link between the executive’s pay and our financial success. The annual incentive bonus opportunity for executives, including the President and Chief Executive Officer, is generally targeted at 40% of his or her salary.

Long-Term Incentives.    Our long-term incentives will be primarily in the form of stock option awards. The objective of these awards is to advance our longer-term interests and those of our stockholders and to complement incentives tied to annual performance. These awards will provide rewards to executives based upon the creation of incremental stockholder value.

Stock options will only produce value to executives if the price of our stock appreciates, thereby directly linking the interests of executives with those of stockholders. The number of stock options granted will be based on the grade level of an executive’s position, the executive’s performance in the prior year and the executive’s potential for continued sustained contributions to our success. The executive’s right to the stock options will generally vest over a four-year period and each option will be exercisable over a ten-year period following its grant unless the executive’s employment terminates prior to such date.

CEO Compensation

Wayne Badovinus’ base salary was established pursuant to his offer of employment letter. The compensation committee believes that the total compensation of our President and Chief Executive Officer is largely based upon the same policies and criteria used for other executive officers at comparable companies. Each year the compensation committee reviews the Chief Executive Officer’s compensation arrangement, the individual performance for the calendar year under review, as well as our company’s performance. In determining Mr. Badovinus’ bonus for 2004, the compensation committee considered his contributions to our company, particularly in connection with our initial public offering, and his role in implementing strategic and financial initiatives designed to augment our development and growth efforts. For the fiscal year ended January 1, 2005, the compensation committee approved a bonus for Mr. Badovinus of $60,000, however, due to the success of the company’s initial public offering, Mr. Badovinus elected not to accept such bonus.

The compensation committee approved an increase in Mr. Badovinus’ base salary for fiscal year 2005 to $420,000, from $400,000 in fiscal year 2004. Additionally, in March 2005, Mr. Badovinus was granted an option to purchase 100,000 shares of our common stock pursuant to our 2004 Equity Incentive Award Plan. The option has an exercise price of $16.30 and a ten-year term and will vest in three equal annual installments commencing on the first anniversary of the grant date.

The compensation committee believes Mr. Badovinus’ compensation, including salary and bonus, is at a level competitive with chief executive officer salaries within the retail industry.

Section 162(m) Compliance

Section 162(m) of the Code generally limits the tax deductions a public corporation may take for compensation paid to its Named Executive Officers to $1 million per executive per year. Performance based compensation tied to the attainment of specific goals is excluded from the limitation. Our stockholders have previously approved the 1999 stock plan and the 2004 equity incentive plan, qualifying stock options under these plans as performance-based compensation exempt from the Section 162(m) limits. Other awards under these plans also may qualify as performance-based compensation in the discretion of the compensation committee. In addition, the compensation committee intends to evaluate our executive compensation policies and benefit plans during the coming year to determine whether additional actions to maintain the tax deductibility of executive compensation are in the best interest of our stockholders.

Conclusion

Through the programs described above, a significant portion of our compensation program and realization of its benefits is contingent on both our company and individual performance.

The foregoing report has been furnished by the compensation committee.

Edward Freidrichs, Chairman

Hilary Billings

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Common Stock

In October 1998, we engaged JH Partners, LLC, formerly known as Jesse.Hansen&Co., a San Francisco-based private equity investment firm affiliated with John Hansen, the Chairman of our board of directors, to act as our financial advisor. The financial and strategic advisory services we received from JH Partners, LLC consisted primarily of business plan development and strategic consulting, budget planning, assistance with fundraising, arrangement of bank debt, and recruitment of our chief executive officer. In connection with this engagement, and as partial consideration for such financial advisory services, we issued to JH Partners, LLC, a warrant to purchase 700,000 shares of our common stock at an exercise price of $1.50 per share. In 1998, JH Partners, LLC sold this warrant to JH Capital Partners, L.P., an entity affiliated with JH Partners, LLC and Mr. Hansen. This warrant was exercised in full immediately prior to the closing of our initial public offering in July 2004.

In November 1998, we sold 2,600,000 shares of our common stock at a price of $0.0001 per share to Robert Forbes, Jr., our founder and member of our Board of Directors.

From November 1998 to April 14, 2005, we granted options to purchase an aggregate of 1,847,500 shares of our common stock to our current directors and executive officers, with exercise prices ranging from $0.25 to $16.50 per share. In October 2002, Wayne Badovinus, our President, Chief Executive Officer and a member of our Board of Directors, exercised options for 200,000 shares of our common stock at an exercise price of $0.25 per share, and in March 2005, Mr. Badovinus exercised options for an additional 250,000 shares of our common stock at an exercise price of $0.25 per share. In October 2002, David Barnard, our former Secretary and Chief Financial Officer, exercised options for 50,000 shares of our common stock at an exercise price of $0.25 per share, in September 2003, Mr. Barnard exercised options for an additional 50,000 shares of our common stock at an exercise price of $0.25 per share, and in March 2005, Mr. Barnard exercised options for an additional 185,000 shares of our common stock at an exercise price of $0.25 per share. In July 2001, Vincent Barriero, our Chief Information Officer, exercised options for 25,000 shares of our common stock at an exercise price of $0.60 per share, in August 2002, Mr. Barriero exercised options for an additional 25,000 shares of our common stock at an exercise price of $0.60 per share, and in March 2005, Mr. Barriero exercised options for an additional 55,328 shares of our common stock at an exercise price of $0.60 per share. In March 2005, Ray Brunner, our Vice President—Real Estate and Construction, exercised options for 47,773 shares of our common stock at an exercise price of $0.60 per share. In March 2005, Carmela Krantz, our Vice President—Human Resources, exercised options for 25,316 shares of our common stock at an exercise price of $0.60 per share. In March 2005, Laura Sites-Reynolds, our Vice President—Inventory Management, exercised options for 29,808 shares of our common stock at an exercise price of $0.60 per share.

Preferred Stock

In April 1999, we issued and sold to investors an aggregate of 1,500,000 shares of our Series A preferred stock at a price of $1.00 per share for aggregate consideration of $1.5 million, which included 850,000 shares sold to JH Capital Partners, L.P., 50,000 shares sold to Mr. Badovinus and 25,000 shares sold to Mr. Forbes. In July 1999, we issued and sold to investors an aggregate of 500,000 shares of our Series A preferred stock at a price of $1.00 per share for aggregate consideration of $500,000, which included 240,000 shares sold to JH Capital Partners, L.P. The Series A preferred stock issued in these transactions ranked on a parity with our Series B preferred stock and was senior to our common stock, was entitled to receive non-cumulative dividends when and as declared by our board of directors at a rate of $0.08 per share per annum, voted equally with our common stock and Series B preferred stock and not as a separate class (except as otherwise provided in our certificate of incorporation or as required by law) and was convertible into shares of our common stock at a rate of one to one. The Series A preferred stock converted automatically into shares of our common stock upon the closing of our initial public offering in July 2004.

In December 1999, we obtained bridge loans from some of our investors, including a bridge loan from Mr. Barnard in the principal amount of $50,000 and bridge loans from JH Capital Partners, L.P. in an aggregate principal amount of $1,505,000. These bridge loans accrued interest at the rate of 8.0% per annum, were convertible into shares of, and became due and payable upon the issuance in June 2000 of, our Series B preferred stock. These bridge loans were repaid by us in full or converted into shares of Series B preferred stock in June 2000. In connection with these bridge loans, we issued warrants to purchase an aggregate of 261,172 shares of our Series B preferred stock at an exercise price of $2.55 per share. Of these warrants, warrants to purchase 5,882 and 177,057 shares of our Series B preferred stock were issued to Mr. Barnard and JH Capital Partners, L.P., respectively. These warrants were exercised in full immediately prior to the closing of our initial public offering in July 2004.

In June 2000, we issued and sold to investors an aggregate of 1,952,154 shares of our Series B preferred stock at a price of $2.55 per share for aggregate consideration of $5.0 million, which included 1,056,863 shares sold to Jesse.Hansen Co-Investment Vehicle, L.P., 609,917 shares sold to JH Capital Partners, L.P. and 39,216 shares sold to Mr. Badovinus. The Series B preferred stock ranked on a parity with our Series A preferred stock and was senior to our common stock, was entitled to receive non-cumulative dividends when and as declared by our board of directors at a rate of $0.204 per share per annum, voted equally with our common stock and Series A preferred stock and not as a separate class (except as otherwise provided in our certificate of incorporation or as required by law) and was convertible into shares of our common stock at a rate of one to one. The Series B preferred stock converted automatically into shares of our common stock upon the closing of our initial public offering in July 2004.

In May 2003, we sold 1,406,506 shares of our Series B preferred stock at a price of $3.45 per share, which included 28,985 shares sold to Edward Friedrichs, a member of our board of directors, 364,332 shares sold to JH Capital Partners II, L.P., 10,000 shares sold to Lawrence Wilkinson, a member of our board of directors, and 870,000 shares sold to SPI DWR Investments L.P., an entity that at such time owned more than 5% of our capital stock. We used the proceeds from these issuances, together with other available funds, to repurchase 1,960,784 shares of our Series B preferred stock at a price of $3.45 per share from Reed Business Information, a division of Reed Elsevier, Inc., a company that at such time owned more than 5% of our capital stock, for aggregate consideration of $6.8 million. These repurchased shares were originally issued and sold by us to Reed Business Information in May 2000 at a price of $2.55 per share.

Registration Rights

In connection with the sale of shares of our Series B preferred stock in May and June 2000, we entered into an Investors’ Rights Agreement, dated as of May 12, 2000, with Jesse.Hansen Co-Investment Vehicle, LP, JH Capital Partners, L.P., Mr. Badovinus and the other investors party thereto, which, among other things, granted registration rights to holders of Series A preferred stock and Series B preferred stock with respect to the shares of common stock issuable upon conversion of the preferred stock. Under that agreement, these holders have the right to require us to register their shares of common stock with the SEC so that they may be publicly resold or to include their shares in any registration statement we file.

Demand Registration Rights.    At any time after July 6, 2004, subject to certain exceptions, the holders of at least 30% of the shares having registration rights have the right to demand that we file up to two registration statements. If the holders intend to distribute their shares by means of an underwritten offering, the underwriters will have the right to limit the number of shares having registration rights to be included in the registration statement, but not below 50% of the total number of shares included in the registration statement. If we are eligible to file a registration statement on Form S-3, holders of shares having registration rights have the right to demand that we file a registration statement on Form S-3 so long as the aggregate amount of securities to be sold under the registration statement on Form S-3 equals or exceeds $1.0 million.

Piggyback Registration Rights.    If we register any securities for public sale, subject to certain exceptions, stockholders with registration rights will have the right to include their shares in the registration statement. The underwriters of any underwritten offering will have the right to limit the number of shares having registration rights to be included in the registration statement, but not below 35% of the total number of shares included in the registration statement.

Expenses of Registration.    We will pay all expenses relating to any demand or piggyback registration other than underwriting discounts and commissions. However, we will not pay for the expenses of any demand registration if the request is subsequently withdrawn by the holders of a majority of the shares having registration rights.

Expiration of Registration Rights.    The registration rights described above will terminate for a particular stockholder at the time that such holder can resell all of its securities in a three-month period under Rule 144 of the Securities Act.

Other Transactions

JH Partners, LLC Transactions.    From October 1998 until July 2004, we retained JH Partners, LLC, formerly known as Jesse.Hansen&Co., to serve as our financial advisor. In each of fiscal years 2002 and 2003 and during the first seven months of fiscal year 2004, we paid JH Partners, LLC a retainer fees of $7,500 per month. Our financial advisory arrangement with JH Partners, LLC terminated upon the closing of our initial public offering in July 2004.

Since November 2000, we have also leased space on a month-to-month basis for our San Francisco studio facility from JH Partners, LLC. We paid $100,800 in aggregate rental payments under this lease for each of fiscal years 2002 and 2003 and 2004.

Mr. Badovinus, our chief executive officer, serves as a senior operating partner for JH Partners, LLC. As a senior operating partner, Mr. Badovinus participates in deal origination, the due diligence process and as a director of some of JH Partners portfolio companies.

NapaStyle, Inc. Loan.    In May 2003, we made a $100,000 loan to NapaStyle, Inc., which was repaid to us in full by the end of fiscal year 2003. In connection with this loan, NapaStyle, Inc. issued us a warrant to purchase 67,210 shares of NapaStyle, Inc. Series B preferred stock at an exercise price of $0.01 per share. The warrant expires on May 21, 2008. Mr. Hansen and Mr. Badovinus are members of the board of directors of NapaStyle, Inc. During 2004, we guaranteed certain payments for NapaStyle, Inc. in order to obtain attractive print pricing for our catalogs. No obligations were outstanding at the end of 2004 and we no longer guarantee payments for NapaStyle, Inc.

Indemnification Agreements.    We have entered into separate indemnification agreements with each of our directors and officers, which may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements may require us, among other things, to indemnify our officers and directors against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also may require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified.

We believe that we have executed all of the transactions set forth above on terms no less favorable to us than terms we could have obtained from unaffiliated third parties.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

Our Board of Directors and audit committee have selected Grant Thornton LLP as our independent auditors for the year ending December 31, 2005 and has directed that management submit the selection of independent auditors to the stockholders for ratification at the Annual Meeting. Grant Thornton LLP has audited our financial statements since the fiscal year ending December 31, 1999 through the fiscal year ending January 1, 2005. Representatives of Grant Thornton LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholders are not required to ratify the selection of Grant Thornton LLP as our independent auditors. However, we are submitting the selection of Grant Thornton LLP to the stockholders for ratification as a matter of good corporate practice. If you fail to ratify the selection, our Board of Directors and the audit committee will reconsider whether or not to retain Grant Thornton LLP. Even if the selection is ratified, our Board of Directors and the audit committee in their discretion may direct the appointment of a different independent accounting firm at any time during the year if they determine that such a change would be in the best interests of our company and our stockholders.

The affirmative vote of the holders of a majority of the shares of our common stock represented and voting at the Annual Meeting will be required to ratify the selection of Grant Thornton LLP.

Independent Auditor Fee Information

The fees billed by our independent auditors, Grant Thornton LLP, for 2004 and 2003 for professional services are as follows:

Audit Fees

Fees for audit services totaled approximately $449,000 in 2004 and $32,000 in 2003 and include fees for the audit of our annual financial statements for 2004 and 2003, the review of our interim period financial statements for 2004 and 2003 included in our Form S-1 and our annual report on Form 10-K, review of our Form S-1, preparation of comfort letters associated with our initial public offering and related services that are normally provided in connection with regulatory filings or engagements.

Audit-Related Fees

We did not engage Grant Thornton LLP to perform audit-related services in 2004 or 2003.

Tax Fees

Fees for tax compliance services totaled approximately $20,000 in 2004 and $5,000 in 2003. Fees for tax advice and tax planning totaled approximately $0 in 2004 and $5,000 in 2003.

All Other Fees

We did not engage Grant Thornton LLP to perform services other than those described above in 2004 and 2003.

Audit Committee Policy Regarding Pre-Approval of Audit and Permissible Non-Audit Services of Our Independent Auditors

Our audit committee has established a policy that generally requires that all audit and permissible non-audit services provided by our independent auditors will be pre-approved by the audit committee. These services may include audit services, audit-related services, tax services and other services. The audit committee considers whether the provision of each non-audit service is compatible with maintaining the independence of our auditors. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent auditors and management are required to periodically report to the audit committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date.

Our Board of Directors unanimously recommends a vote “FOR” the ratification of the selection of Grant Thornton LLP as our independent auditor for the fiscal year ending December 31, 2005.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Under Section 16(a) of the Securities Exchange Act of 1934, as amended, directors, officers and beneficial owners of ten percent or more of our common stock (“Reporting Persons”) are required to report to the Securities and Exchange Commission on a timely basis the initiation of their status as a Reporting Person and any changes regarding their beneficial ownership of our common stock. Based solely on our review of such forms received and the written representations of our Reporting Persons, we have determined that no Reporting Person known to us was delinquent with respect to their reporting obligations as set forth in Section 16(a) of the Exchange Act, except for the following: Mr. Hansen filed one late report covering three transactions, Ms. Rivera filed two late reports covering one transaction, and JH Capital Partners, L.P. and Jesse.Hansen Co-Investment Vehicle, L.P. each filed one late report covering one transaction.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at our Annual Meeting of Stockholders to be held in 2006 must be received by us no later than January 7, 2006, which is 120 days prior to the first anniversary of the mailing date of the proxy, in order to be included in our proxy statement and form of proxy relating to that meeting. These proposals must comply with the requirements as to form and substance established by the Securities and Exchange Commission for such proposals in order to be included in the proxy statement. Under our Amended and Restated Bylaws, a stockholder who wishes to make a proposal at the 2006 Annual Meeting without including the proposal in our proxy statement and form of proxy relating to that meeting must notify us no earlier than February 7, 2006 and no later than March 9, 2006 unless the date of the 2006 Annual Meeting is more than 30 days before or more than 60 days after the one-year anniversary of the 2005 Annual Meeting. If the stockholder fails to give notice by this date, then the persons named as proxies in the proxies solicited by the Board of Directors for the 2006 Annual Meeting may exercise discretionary voting power regarding any such proposal. All such proposals of stockholders must also satisfy the conditions for such proposals set forth in our Amended and Restated Bylaws. Stockholders are advised to review our Amended and Restated Bylaws, which contain requirements with respect to advance notice of stockholder proposals and director nominations.

ANNUAL REPORT

Our Annual Report for the fiscal year ended January 1, 2005 will be mailed to stockholders of record on or about May 7, 2005. Our Annual Report does not constitute, and should not be considered, a part of this Proxy.

If any person who was a beneficial owner of our common stock on the Record Date, a copy of our Annual Report on Form 10-K will be furnished without charge upon receipt of a written request identifying the person so requesting a report as a stockholder of our company at such date. Requests should be directed to Design Within Reach, Inc., 225 Bush Street, 20th Floor, San Francisco, California 94104, Attention: Secretary.

OTHER BUSINESS

Our Board of Directors does not know of any matter to be presented at our Annual Meeting which is not listed on the Notice of Annual Meeting and discussed above. If other matters should properly come before the meeting, however, the persons named in the accompanying Proxy will vote all Proxies in accordance with their best judgment.

All stockholders are urged to complete, sign, date and return the accompanying Proxy Card in the enclosed envelope.

By Order of the Board of Directors,

Wayne Badovinus President and Chief Executive Officer

Dated: April 29, 2005

ANNEX A

AUDIT COMMITTEE CHARTER

of the Audit Committee

of Design Within Reach, Inc.

This Audit Committee Charter (the “Charter”) was adopted by the Board of Directors (the “Board”) of Design Within Reach, Inc. (the “Company”) on March 3, 2004.

I.	Purpose

The purpose of the Audit Committee (the “Committee”) is to oversee the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company.

In addition to the powers and responsibilities expressly delegated to the Committee in this Charter, the Committee may exercise any other powers and carry out any other responsibilities delegated to it by the Board from time to time consistent with the Company’s bylaws. The powers and responsibilities delegated by the Board to the Committee in this Charter or otherwise shall be exercised and carried out by the Committee as it deems appropriate without requirement of Board approval, and any decision made by the Committee (including any decision to exercise or refrain from exercising any of the powers delegated to the Committee hereunder) shall be at the Committee’s sole discretion. While acting within the scope of the powers and responsibilities delegated to it, the Committee shall have and may exercise all the powers and authority of the Board. To the fullest extent permitted by law, the Committee shall have the power to determine which matters are within the scope of the powers and responsibilities delegated to it.

Notwithstanding the foregoing, the Committee’s responsibilities are limited to oversight. Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements as well as the Company’s financial reporting process, accounting policies, internal accounting controls and disclosure controls and procedures. The independent auditor is responsible for performing an audit of the Company’s annual financial statements, expressing an opinion as to the conformity of such annual financial statements with generally accepted accounting principles and reviewing the Company’s quarterly financial statements. It is not the responsibility of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosure are complete and accurate and in accordance with generally accepted accounting principles and applicable laws, rules and regulations. Each member of the Committee shall be entitled to rely on the integrity of those persons within the Company and of the professionals and experts (including the Company’s independent auditor) from which the Committee receives information and, absent actual knowledge to the contrary, the accuracy of the financial and other information provided to the Committee by such persons, professionals or experts.

Further, auditing literature, particularly Statement of Accounting Standards No. 71, defines the term “review” to include a particular set of required procedures to be undertaken by independent auditors. The members of the Committee are not independent auditors, and the term “review” as used in this Charter is not intended to have that meaning and should not be interpreted to suggest that the Committee members can or should follow the procedures required of auditors performing reviews of financial statements.

II.	Membership

The Committee shall consist of at least three members of the Board; provided, that if at any time there is a vacancy on the Committee and the remaining members meet all membership requirements, then the Committee may consist of two members until the earlier of the Company’s next annual stockholders meeting or one year from the occurrence of the vacancy. Each Committee member must be able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. Members of the Committee are not required to be engaged in the accounting and auditing profession, and, consequently, some members may not be expert in financial matters or in matters involving auditing or accounting. Either at least one member of the Committee shall be an “audit committee financial expert” within the definition adopted by the Securities and Exchange Commission (the “SEC”) or the Company shall disclose in its periodic reports required pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) the reasons why at least one member of the Committee is not an “audit committee financial expert.” Each Committee member shall satisfy the independence requirements of the Nasdaq Stock Market and Rule 10A-3(b)(1) under the Exchange Act; provided, that if a member of the Committee ceases to be independent for reasons outside the member’s reasonable control, then the member may remain on the Committee until the earlier of the Company’s next annual stockholders meeting or one year from the occurrence of the event that caused the member to cease to be independent.

The members of the Committee, including the Chair of the Committee, shall be appointed by the Board. Committee members may be removed from the Committee, with or without cause, by the Board.

III.	Meetings and Procedures

The Chair (or in his or her absence, a member designated by the Chair) shall preside at each meeting of the Committee and set the agendas for Committee meetings. The Committee shall have the authority to establish its own rules and procedures for notice and conduct of its meetings so long as they are not inconsistent with any provisions of the Company’s bylaws that are applicable to the Committee.

The Committee shall meet at least once during each fiscal quarter and more frequently as the Committee deems desirable. The Committee shall meet separately, periodically, with management and the independent auditor.

All non-management directors that are not members of the Committee may attend and observe meetings of the Committee, but shall not participate in any discussion or deliberation unless invited to do so by the Committee, and in any event shall not be entitled to vote. The Committee may, at its discretion, include in its meetings members of the Company’s management, representatives of the independent auditor, any other financial personnel employed or retained by the Company or any other persons whose presence the Committee believes to be necessary or appropriate. Notwithstanding the foregoing, the Committee may also exclude from its meetings any persons it deems appropriate, including, but not limited to, any non-management director that is not a member of the Committee.

The Committee may retain any independent counsel, experts or advisors (accounting, financial or otherwise) that the Committee believes to be necessary or appropriate. The Committee may also utilize the services of the Company’s regular legal counsel or other advisors to the Company. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report or performing other audit, review or attest services, for payment of compensation to any advisors employed or retained by the Committee and for ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

The Committee may conduct or authorize investigations into any matters within the scope of the powers and responsibilities delegated to the Committee.

IV.	Powers and Responsibilities

Interaction with the Independent Auditor

1. Appointment and Oversight. The Committee shall be directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor (including resolution of any disagreements between Company management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Company, and the independent auditor shall report directly to the Committee.

2. Pre-Approval of Services. Before the independent auditor is engaged by the Company or its subsidiaries to render audit or non-audit services, the Committee shall pre-approve the engagement. Committee pre-approval of audit and non-audit services will not be required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Committee regarding the Company’s engagement of the independent auditor, provided the policies and procedures are detailed as to the particular service, the Committee is informed of each service provided and such policies and procedures do not include delegation of the Committee’s responsibilities under the Exchange Act to the Company’s management. The Committee may delegate to one or more designated members of the Committee the authority to grant pre-approvals, provided such approvals are presented to the Committee at a subsequent meeting. If the Committee elects to establish pre-approval policies and procedures regarding non-audit services, the Committee must be informed of each non-audit service provided by the independent auditor. Committee pre-approval of non-audit services (other than review and attest services) also will not be required if such services fall within available exceptions established by the SEC.

3. Independence of Independent Auditor. The Committee shall, at least annually, review the independence and quality control procedures of the independent auditor and the experience and qualifications of the independent auditor’s senior personnel that are providing audit services to the Company. In conducting its review:

(i) The Committee shall ensure that the independent auditor prepares and delivers, at least annually, a written statement delineating all relationships between the independent auditor and the Company, consistent with Independence Standards Board Standard 1. The Committee shall actively engage in a dialogue with the independent auditor with respect to any disclosed relationships or services that, in the view of the Committee, may impact the objectivity and independence of the independent auditor. If the Committee determines that further inquiry is advisable, the Committee shall take appropriate action in response to the independent auditor’s report to satisfy itself of the auditor’s independence.

(ii) The Committee shall confirm with the independent auditor that the independent auditor is in compliance with the partner rotation requirements established by the SEC.

(iii) The Committee shall consider whether the Company should adopt a rotation of the annual audit among independent auditing firms.

(iv) The Committee shall, if applicable, consider whether the independent auditor’s provision of any permitted information technology services or other non-audit services to the Company is compatible with maintaining the independence of the independent auditor.

Annual Financial Statements and Annual Audit

4. Meetings with Management and the Independent Auditor.

(i) The Committee shall meet with management and the independent auditor in connection with each annual audit to discuss the scope of the audit, the procedures to be followed and the staffing of the audit.

(ii) The Committee shall review and discuss with management and the independent auditor: (A) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; (B) any analyses prepared by management or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including analyses of the effects of alternative GAAP methods on the Company’s financial statements; and (C) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company’s financial statements.

(iii) The Committee shall review and discuss the annual audited financial statements with management and the independent auditor.

5. Separate Meetings with the Independent Auditor.

(i) The Committee shall review with the independent auditor any problems or difficulties the independent auditor may have encountered during the course of the audit work, including any restrictions on the scope of activities or access to required information or any significant disagreements with management and management’s responses to such matters. Among the items that the Committee should consider reviewing with the Independent Auditor are: (A) any accounting adjustments that were noted or proposed by the auditor but were “passed” (as immaterial or otherwise); (B) any communications between the audit team and the independent auditor’s national office respecting auditing or accounting issues presented by the engagement; and (C) any “management” or “internal control” letter issued, or proposed to be issued, by the independent auditor to the Company. The Committee shall obtain from the independent auditor assurances that Section 10A(b) of the Exchange Act has not been implicated.

(ii) The Committee shall discuss with the independent auditor the report that such auditor is required to make to the Committee regarding: (A) all accounting policies and practices to be used that the independent auditor identifies as critical; (B) all alternative treatments within GAAP for policies and practices related to material items that have been discussed among management and the independent auditor, including the ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and (C) all other material written communications between the independent auditor and management of the Company, such as any management letter, management representation letter, reports on observations and recommendations on internal controls, independent auditor’s engagement letter, independent auditor’s independence letter, schedule of unadjusted audit differences and a listing of adjustments and reclassifications not recorded, if any.

(iii) The Committee shall discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as then in effect.

6. Recommendation to Include Financial Statements in Annual Report. The Committee shall, based on the review and discussions in paragraphs 4(iii) and 5(iii) above, and based on the disclosures received from the independent auditor regarding its independence and discussions with the auditor regarding such independence pursuant to subparagraph 3(i) above, determine whether to recommend to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year subject to the audit.

Quarterly Financial Statements

7. Meetings with Management and the Independent Auditor. The Committee shall review and discuss the quarterly financial statements with management and the independent auditor.

Other Powers and Responsibilities

8. The Committee shall discuss with management and the independent auditor the Company’s earnings press releases (with particular focus on any “pro forma” or “adjusted” non-GAAP information), as well as financial information and earnings guidance provided to analysts and rating agencies. The Committee’s discussion in this regard may be general in nature (i.e., discussion of the types of information to be disclosed and the type of presentation to be made) and need not take place in advance of each earnings release or each instance in which the Company may provide earnings guidance.

9. The Committee shall review all related party transactions on an ongoing basis, and all such transactions must be approved by the Committee.

10. The Committee shall discuss with management and the independent auditor any correspondence from or with regulators or governmental agencies, any employee complaints or any published reports that raise material issues regarding the Company’s financial statements, financial reporting process or accounting policies.

11. The Committee shall discuss with the Company’s general counsel or outside counsel any legal matters brought to the Committee’s attention that could reasonably be expected to have a material impact on the Company’s financial statements.

12. The Committee shall discuss with management the Company’s policies with respect to risk assessment and risk management. The Committee shall discuss with management the Company’s significant financial risk exposures and the actions management has taken to limit, monitor or control such exposures.

13. The Committee shall set clear hiring policies for employees or former employees of the Company’s independent auditor.

14. The Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters. The Committee shall also establish procedures for the confidential and anonymous submission by employees regarding questionable accounting or auditing matters.

15. The Committee shall provide the Company with the report of the Committee with respect to the audited financial statements required by Item 306 of Reg. S-K for inclusion in each of the Company’s annual proxy statements.

16. The Committee, through its Chair, shall report regularly to, and review with, the Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditor or any other matter the Committee determines is necessary or advisable to report to the Board.

17. The Committee shall at least annually perform an evaluation of the performance of the Committee and its members, including a review of the Committee’s compliance with this Charter.

18. The Committee shall at least annually review and reassess this Charter and submit any recommended changes to the Board for its consideration.

DETACH HERE

PROXY

DESIGN WITHIN REACH, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 7, 2005

The undersigned stockholder of Design Within Reach, Inc., a Delaware corporation (the “Company”), hereby appoints Wayne Badovinus and Ken La Honta, and each of them, as proxies for the undersigned with full power of substitution, to attend the annual meeting of the Company’s stockholders to be held on June 7, 2005 and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement and revokes any proxy heretofore given with respect to such meeting.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

DESIGN WITHIN REACH, INC.

c/o American Stock Transfer & Trust Co.

6201 15th Ave

1st Floor – Inside Delivery Mailroom

Brooklyn, NY 11219

Attn: Carlos Pinto

DETACH HERE

X Please mark

votes as in

this example.

The Board of Directors recommends a vote FOR Proposals 1 and 2.		2.	To ratify the selection of Grant Thornton LLP as the Company’s independent auditors for the fiscal year ending December 31, 2005.	FOR ☐	AGAINST ☐	ABSTAIN ☐

1.	To elect two directors for a three-year term to expire at the 2008 Annual Meeting of Stockholders. The present Board of Directors of the Company has nominated and recommends for election as director the following persons:

(01) John Hansen (02) Hilary Billings

☐	FOR ALL NOMINEES

☐	WITHHELD FROM ALL NOMINEES

☐	__________________________________

For all nominees except as noted above

☐	MARK HERE IF YOU PLAN TO ATTEND THE MEETING

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2.

In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

All other proxies heretofore given by the undersigned to vote shares of stock of the Company, which the undersigned would be entitled to vote if personally present at the annual meeting or any adjournment or postponement thereof, are hereby expressly revoked.

PLEASE DATE THIS PROXY AND SIGN IT EXACTLY AS YOUR NAME OR NAMES APPEAR BELOW. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS AN ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF SHARES ARE HELD BY A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY THE PRESIDENT OR OTHER AUTHORIZED OFFICER. IF SHARES ARE HELD BY A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AN AUTHORIZED PERSON.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE. IF YOUR ADDRESS IS INCORRECTLY SHOWN, PLEASE PRINT CHANGES.

Signature:	Date:	Signature:	Date: